UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2010

Cambium Learning Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Valley View Lane, Suite 400, Dallas, TX	75234-8923
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 932-9500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed in the periodic reports filed with the Securities and Exchange Commission by Cambium Learning Group, Inc. (the “Company”), the Company has a potential indemnification liability for state income taxes and related interest that had been assessed against a former subsidiary (the “Former Subsidiary”) of Voyager Learning Company, a wholly owned subsidiary of the Company (“Voyager”). The Former Subsidiary had previously challenged the assessment and was awaiting a determination from an internal review of the assessment by the state taxing authority. No amounts were accrued by the Company for this liability, because management believed that the Former Subsidiary’s position would likely prevail.

On August 27, 2010, the Former Subsidiary received a decision and order of determination from the state taxing authority which was unfavorable to the Former Subsidiary.  The administrative decision of the state taxing authority affirmed their original audit assessment for tax years 1998-01 and rejected the recommendation by their internal department referee to dismiss the assessment against the Former Subsidiary.  The decision also impacts subsequent tax periods for which the Former Subsidiary has been assessed by the state taxing authority and for which the Company is also required to indemnify the Former Subsidiary since similar issues are involved.   Based upon the determination of the state taxing authority, the Former Subsidiary is liable to the state for unpaid taxes and interest in the amount of approximately $10.4 million for all applicable periods.  The Former Subsidiary has received a Final Bill for Taxes Due from the state taxing authority for $4.6 million related to the taxable periods of 1998-2001. The Former Subsidiary has also received a Bill for Taxes Due in the amount of $5.8 million from the state taxing authority for the taxable periods from 2003 to 2005.

Further, as this relates to the recent merger of the Company and Voyager, this contingency was identified as an agreed contingency for purposes of the contingent value rights (“CVR”) issued as part of the Voyager merger consideration and, as such, one-half of any amount that is paid or due and payable would offset payments due under the CVR in accordance with the terms of the merger agreement between Voyager and the Company. The foregoing description of the Company’s offset rights is not complete and is qualified in its entirety by reference to the Agreement and Plan of Mergers, dated as of June 20, 2009, by and among the Company, Voyager, Vowel Acquisition Corp., VSS-Cambium Holdings II Corp., Consonant Acquisition Corp., and Vowel Representative, LLC and the Escrow Agreement, by and among the Company, Vowel Representative, LLC, Voyager, Richard Surratt and Wells Fargo Bank, National Association, which were filed as Annex A and Annex K, respectively, to Amendment No. 3 to the Company’s Registration Statement on Form S-4 filed with the Securities Exchange Commission on November 10, 2009, and are incorporated herein by reference.

Management of the Company intends to pay the $4.6 million promptly and the remaining $5.8 million is likely to be paid at the same time or soon thereafter. The Company also plans to appeal the decision of the state taxing authority by seeking a refund with the state’s Court of Claims. Management is currently evaluating the appropriate accounting treatment of these recent tax developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned duly authorized officer of the registrant.

 Date: September 3, 2010

CAMBIUM LEARNING GROUP, INC.

By: /s/ Bradley C. Almond
Bradley C. Almond
Senior Vice President and Chief Financial Officer